Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among:

LIGAND PHARMACEUTICALS INCORPORATED,

a Delaware corporation;

CAYMUS ACQUISITION, INC.,

a Delaware corporation; and

CYDEX PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of January 14, 2011

i

ii

Exhibits

EXHIBIT A: CVR Agreement

EXHIBIT B:  Shareholders’ Representative Agreement

iii

INDEX OF DEFINED TERMS (NOT OTHERWISE

DEFINED IN ARTICLE I)

Adjustment Section 6.02(b)

Agreement Preamble

Appraisal Rights Section 2.10

Bankruptcy and Equity Exception Section 3.03(a)

Certificate of Merger Section 2.03

Closing Section 2.04

Closing Date Section 2.04

Closing Date Non-Cash Working Capital Amount 6.02(a)

Closing Statement 6.02(a)

Closing Statement Objection Notice 6.03

Company Preamble

Company Board Recitals

Company Charter Documents Section 3.01(c)

Company Contracts Section 3.11(a)

Company Disclosure Letter Article III Preamble

Company Financial Statements Section 3.05(a)

Company Pension Plan Section 3.10(a)

Company Plan Section 3.10(a)

Company Stock Certificate Section 2.07

Company Stockholder Approval Section 3.03(a)

CVR Agreement Section 2.06

D&O Insurance Policy Section 5.09(e)

DGCL Recitals

Dissenting Shares Section 2.11

Effective Time Section 2.03

Environmental Laws Section 3.12(a)

Filed Parent SEC Documents Article IV Preamble

Final Closing Statement 6.02(a)

Improvements Section 3.15(d)

Lease Section 3.15(b)

Leased Real Property Section 3.15(b)

Merger Recitals

Merger Consideration Section 2.06(a)(iii)

Merger Sub Preamble

Outside Date Section 7.01(b)

Parent Preamble

Parent Financial Statements Section 4.05(b)

Parent SEC Documents Section 4.05(a)

Pre-Closing Consideration Section 5.01(a)(2)

Representatives Section 5.03(a)

Required Shareholder Consent Section 3.03(d)

Resolution Period Section 6.03

Shareholders’ Representative Section 5.11

Shareholders’ Representative Agreement Section 2.06(iii)

Surviving Corporation Section 2.01

Transactions Recitals

Transfer Taxes Section 8.06

Transmittal Letter Section 2.08a

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 14, 2011, by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”); Caymus Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); and CyDex Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in Article I.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”) and each Company Share that is issued and outstanding immediately before the Effective Time (other than Dissenting Shares) will be canceled and converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, duly adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), are advisable and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the Transactions in accordance with the Delaware General Corporation Law (the “DGCL”), (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the stockholders of the Company adopt this Agreement and approve the Transactions;

WHEREAS, the boards of directors of Parent and of Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously and duly approved and declared advisable this Agreement and the Transactions, and Parent, in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement, in each case, in accordance with the DGCL; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of the Agreement:

“Acquisition Proposal” shall mean any unsolicited, bona fide offer or proposal (other than an offer or proposal made or submitted by Parent or Merger Sub or any of their Affiliates) relating to a possible Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving or resulting in: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning more than 20% of the total outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately before the consummation of such transaction would, as such, hold less than 80% of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; or (iii) other than sales of inventory in the ordinary course of business, any sale (other than the sale of laboratory equipment), lease, exchange, transfer, license, acquisition or disposition of assets constituting more than 10% of the assets of the Company (measured by either book or fair market value thereof) or the net revenues or net income of the Company taken as a whole.

“Affiliate” shall mean a Person who is related to another Person such that such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in San Diego, California are authorized by applicable Legal Requirement or executive order to be closed.

“Closing Date Balance Sheet” means a balance sheet of the Company as of the close of business on the Closing Date, to be delivered by Parent after closing pursuant to Section 6.02, (i) prepared as if it were a year-end balance sheet (including typical year-end adjustments customarily made by the Company; (ii) prepared in accordance with GAAP; and (iii) in a format and in a manner consistent with the balance sheets otherwise provided by the Company (in each case except for the absence of footnotes) to the extent not inconsistent with GAAP.

“Closing Payment Amount” shall mean (a) $31,200,000, and (b) either plus (i) the amount, if any, by which the Projected Non-Cash Working Capital Amount exceeds the sum of (A) Target Non-Cash Working Capital Amount plus (B) $200,000; or minus (ii) the amount, if any, by which the Target Non-Cash Working Capital Amount minus $200,000 exceeds the Projected Non-Cash Working Capital Amount (the parties acknowledge that (i) and (ii) are mutually exclusive alternatives).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company Cash” shall mean all cash and cash equivalents, plus all short-term and long-term investments to the extent not already included in such, of the Company. It is understood that in the preceding sentence “investments” refers to ownership of financial instruments and not, for example, to investments which the Company has made in its technology.

“Company Equity Plans” shall mean the 1997 Equity Compensation Plan of the Company, as amended from time to time.

“Company Intellectual Property” shall mean the Intellectual Property, IP Licenses and Software held for use or used in the business of the Company as presently conducted.

“Company Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of the Company, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) conditions (or changes therein) in any industry or industries in which the Company operates, (iii) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) any action taken by the Company as contemplated or permitted by this Agreement or with Parent’s consent, (vii) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger, (viii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet revenue or earnings projections, either published by the Company or any third party (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, a Company Material Adverse Effect), (ix) any adverse changes, developments, circumstances, events or occurrences relating to the Company’s ongoing research programs to the extent resulting from an action by Parent or any of its Affiliates, (x) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with the Company’s product candidates, (xi) the results of any clinical trial of one or more products or product candidates of any Person other than the Company, (xii) the entry or threatened entry into the market of a generic version of one or more product candidates of the Company or (xiii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees; except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), to the extent that any such condition has a materially disproportionate adverse effect on the Company, relative to other companies of comparable size to the Company operating in the industry in which the Company operates.

“Company Options” shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Equity Plans or otherwise.

“Company Shares” shall mean all shares of capital stock of the Company.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement dated July 14, 2010, and as may be thereafter extended/amended, between Parent and the Company.

“Contract” shall mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license (each, including all amendments thereto).

“Copyrights” shall mean all registered and unregistered copyrights (including those in Software) and registrations and applications to register the same.

“CVR” shall mean a contingent value right having the terms and conditions set forth in the CVR Agreement to be issued in accordance with Section 2.06 in respect of each Outstanding Company Share and as further governed by the Shareholders’ Representative Agreement, whether such CVR is issued at Closing or is a Postclosing CVR—it being understood in any case that the entitlement of a holder of a CVR shall differ depending on whether its holder was at the Effective Time a holder of Company Series B Preferred Stock, of Company Series A Preferred Stock, of Company Series A-1 Preferred Stock, or of Company Common Stock. Nontendering Shareholders shall have no rights under CVRs otherwise issuable to them except for rights that accrue after they are entitled to Postclosing CVRs.

“CVR Agreement” shall mean the agreement governing the terms and conditions of the CVRs substantially in the form attached hereto as Exhibit A.

“Encumbrance” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account” shall mean an account maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” shall mean a financial institution chosen as such by mutual agreement of the Shareholders’ Representative and Parent prior to the Effective Time, or its successor determined in accordance with the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into among Parent, the Shareholders’ Representative, and the Escrow Agent at or prior to the Effective Time.

“Exchange” shall mean The NASDAQ Global Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall mean any executive officer of the Company.

“FDA” shall mean the United States Food and Drug Administration.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state or local government or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.

“Indebtedness” shall mean (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, or (ii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

“Indemnified Leader” shall mean each individual who is or was an officer or director of the Company at any time on or before the Effective Time.

“Indemnified Party” shall mean each individual who is or was an officer, director, employee or agent of the Company, or its Subsidiaries, at any time on or before the Effective Time who is or was entitled to indemnification pursuant to the DGCL, the Company Charter Documents or any Contract with such Person.

“Intellectual Property” shall mean all U.S. and foreign (i) Trademarks, (ii) Patents, (iii) Copyrights, (iv) Trade Secrets and (v) databases and compilations, including any and all electronic data and electronic collections of data.

“IP Licenses” shall mean any license or sublicense rights in or to any Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Parent” shall mean the actual knowledge of John Higgins, John Sharp or Charles Berkman.

“Knowledge of the Company” shall mean the actual knowledge of Theron Odlaug or Allen Roberson.

“Legal Proceeding” shall mean any claim (presented formally to a judicial or quasi-judicial Governmental Entity), lawsuit, court action, suit, arbitration or other judicial or administrative proceeding.

“Legal Prohibition” shall mean any final, permanent Legal Requirement that is in effect and that prevents or prohibits consummation of the Transactions.

“Legal Requirement” shall mean any federal, state or local law, statute, code, ordinance, regulation, code, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.

“MIP” shall mean the Company’s Management Incentive Plan dated November 29, 2010.

“Non-Cash Working Capital” shall mean the Working Capital Amount minus Company Cash.

“Nontendering Shareholders” shall mean holders of Company Shares who have not, as of the Effective Time, properly tendered those Company Shares and the related Company Stock Certificates, Transmittal Letters, and signature pages to the Shareholders’ Representative Agreement pursuant to Section 2.08.

“Outstanding Company Shares” shall mean the Company Shares issued and outstanding immediately before the Effective Time (not including, for purposes of calculating the allocation of the Merger Consideration, any Company Shares to be cancelled pursuant to Section 2.06(a)(i) and (ii)).

“Parent Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) conditions (or changes therein) in any industry or industries in which Parent and the Parent Subsidiaries operate, (iii) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) the initiation of any litigation by any stockholder of Parent relating to this Agreement or the Merger, (vii) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet revenue or earnings projections, either published by Parent or any third party (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Parent Material Adverse Effect), (viii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (ix) any action taken by Parent or any Parent Subsidiary as contemplated or permitted by this Agreement or with the Company’s consent, (x) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with Parent’s product candidates, (xi) the results of any clinical trial of one or more products or product candidates of any Person other than Parent, or (xii) the entry or threatened entry into the market of a generic version of one or more product candidates of Parent, except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), to the extent that any such condition has a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, relative to other companies of comparable size to Parent and the Parent Subsidiaries operating in such industry or industries.

“Parent Subsidiary” shall mean a Subsidiary of Parent.

“Patents” shall mean all patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

“Permitted Encumbrances” shall mean: (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (ii) Encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Letter, to the extent the Company Disclosure Letter expressly identifies such Encumbrance or imperfection of title (or such is obvious on the face of the contract); (iii) Encumbrances or imperfections of title relating to liabilities expressly reflected in the Company Financial Statements (including any related notes); (iv) Encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions; and (v) mechanics’, materialmen’s and similar statutory liens arising or incurred in the ordinary course of business for amounts not overdue.

“Person” shall mean any individual or Entity.

“Postclosing CVRs” shall mean the CVRs issuable to Nontendering Shareholders who comply in full with the provisions of Section 2.08(a) after the Effective Time.

“Projected Closing Date Balance Sheet” shall mean a balance sheet of the Company as of a date within 3 Business Days before the Effective Time, delivered by the Company at least 2 full Business Days before the Effective Time, containing projections of the Projected Non-Cash Working Capital Amount, as of the projected Effective Time.

“Projected Non-Cash Working Capital Amount” shall mean the amount of Non-Cash Working Capital as reflected in those line items on the Projected Closing Date Balance Sheet.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shareholders’ Account” shall mean the account established and controlled by the Shareholders’ Representative in accordance with the Shareholders’ Representative Agreement to receive and disburse monies, and among other things to provide for the Adjustment.

“Shareholders’ Representative” shall mean the persons (referred to herein jointly in the singular) appointed as such in the Shareholders’ Representative Agreement or their successor(s) as such as appointed pursuant to the Shareholders’ Representative Agreement.

“Shareholders’ Representative Agreement” shall mean the agreement of even date herewith by and among the Company and the Shareholders’ Representative, and all of, or up to all of, but in any event at least one of, the Persons who are and who shall be, immediately before the Effective Time, shareholders of record of the Company, and which has been executed by Theron Odlaug and Allen Roberson in their individual capacities solely for the purpose of agreeing to Sections 2.4(c) and 4.2 thereof, which agreement includes, among other things, covenants and acknowledgements for the express benefit of Parent, and a form of which agreement is attached to this Agreement as Exhibit B.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” shall mean an Entity that is related to another Entity such that such other Entity directly or indirectly owns, beneficially or of record: (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such other Entity to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (ii) more than 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” shall mean any unsolicited, bona fide written offer made by a third party unaffiliated with the Company to directly or indirectly acquire (by way of merger, tender or exchange offer, or otherwise) greater than 95% of the Company’s assets or greater than 95% of the Company shares that the Company Board shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor, and after taking into account, among other things, the financial, legal, and regulatory aspects of such offer (including any financing required and the availability thereof), is more favorable to the stockholders of the Company than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 5.03(d)) and is reasonably capable of being consummated on the terms proposed.

“Target Non-Cash Working Capital Amount” shall mean $4,232,000.

“Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes or other taxes any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall mean $2,400,000.

“Total Merger Consideration” shall mean (a) the Closing Payment Amount, plus (b) the CVRs and other rights set forth in the CVR Agreement delivered to the Shareholders’ Representative at Closing, and the payments to be made by the Parent pursuant thereto.

“Trade Secrets” shall mean confidential technology, know-how, plans, data, designs, protocols, plans, strains, molecules, works of authorship, inventions, processes, formulae, algorithms, models and methodologies, and trade secrets as defined in applicable state law.

“Trademarks” shall mean all registered and unregistered trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing.

“Transaction Expenses” shall mean, as of the Effective Time, (i) all amounts paid before the Effective Time or payable after the Effective Time by the Company for the reasonable out-of-pocket transaction fees and expenses of the Company to its legal and (to the extent of arrangements expressly disclosed in the Company Disclosure Letter, and excluding any incremental fees and expenses in connection with any fairness opinion) financial advisors in connection with this Agreement and the Transactions; and (ii) to the extent disclosed in the Company Disclosure Letter, (x) all severance payments paid before the Effective Time or payable after the Effective Time to all employees, consultants and directors of the Company (other than to MIP participants) in connection with separations contemplated by the parties to occur in connection with the Merger, (y) all payments pursuant to the MIP, to persons who both (i) are MIP participants and (ii) the separations of whom are contemplated by the parties to occur in connection with the Merger, to the extent that such payments otherwise would have been payable to such MIP participants as severance pursuant to their employment agreements but for the MIP, and (z) the aggregate amount of premiums, if any, paid by the Company before the Effective Time for the “tail” prepaid policy on the D&O Insurance Policy pursuant to Section 5.09(e) to the extent such payments do not exceed $50,000.

“Warrants” shall mean all securities and/or other rights convertible into or exchangeable or exercisable for any Company Shares, other than pursuant to Company Options or conversion of Company preferred stock.

“Working Capital Amount” shall mean, as of the Effective Time, the (i) current assets of the Company plus short term and long-term investments (to the extent not included in current assets) less the current liabilities of the Company; plus (ii) (to the extent the working capital of the Company had been reduced by the Transaction Expenses) the Transaction Expenses.

ARTICLE II

THE MERGER; EFFECTIVE TIME

Section 2.01. Merger of Merger Sub into the Company.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Effect of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL, including, without limitation Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03. Effective Time

Subject to the provisions of this Agreement, Parent, Merger Sub and the Company will cause a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the

Closing Date. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.04. Closing

The closing of the Transactions (the “Closing”) will take place at 10:00 a.m. (San Diego time) on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Legal Requirements) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth located at 4365 Executive Drive, Suite 1500, San Diego, CA 92121, unless another place is agreed to in writing by the parties.

Section 2.05. Certificate of Incorporation and Bylaws; Officers and Directors.

Unless otherwise jointly determined by Parent and the Company before the Effective Time:

(a) Subject to Section 5.09(a), (i) the certificate of incorporation of the Company as in effect immediately before the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements, and (ii) the bylaws of the Company as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) The directors and officers of Merger Sub immediately before the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.06. Conversion of Company Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or of Merger Sub:

(i) any Company Shares then held by the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) any Company Shares then held by Parent, Merger Sub or any other wholly-owned Parent Subsidiary shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above, each issued and outstanding Company Share (other than Dissenting Shares) held by a given holder of Company Shares shall be converted into the right to (subject to applicable prerequisites of having properly tendered such Company shares and the related Company Stock Certificates, Transmittal Letters and signature pages to the Shareholders’ Representative Agreement) receive that portion of the Total Merger Consideration (including any right to receive CVRs and future payments thereunder) set forth opposite such holder’s name in Schedule A to the Shareholders’ Representative Agreement (all referred to herein, as applicable in context per Outstanding Company Share as to each respective type of Outstanding Company Share, as the “Merger Consideration”); and

(iv) each share of Merger Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation, such that immediately after the Effective Time Parent shall, as the former holder of all the shares of Merger Sub, own a number of shares of the common stock of the Surviving Corporation equal to the number (immediately before the Effective Time) of Outstanding Company Shares.

Section 2.07. Closing of the Company’s Transfer Books.

At the Effective Time: (a) all Company Shares outstanding immediately before the Effective Time shall cease to exist as provided in Section 2.06 and all holders of certificates representing Company Shares that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company except the right to receive the applicable Merger Consideration therefor; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Shares (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and, if it represents Outstanding Company Shares, shall be exchanged as provided in Section 2.08.

Section 2.08. Exchange of Certificates; Payment of Closing Payment Amount; Issuance of CVRs

(a) Before the Effective Time, the Company shall mail to each Person who is a holder of record of Company Shares, or is anticipated to be such a holder immediately before the Effective Time pursuant to the proper exercise of options, a form of letter of transmittal (“Transmittal Letter”) and instructions for use in effecting the surrender of Company Stock Certificates representing such Company Shares in exchange for payment of the applicable Merger Consideration therefor, including instructions that each such Person must tender a signature page agreeing to be bound by the Shareholders’ Representative Agreement. The Company shall deliver to Parent at Closing each such Company Stock Certificate and properly completed and executed Transmittal Letter as has been received at such time, together with a copy of each counterpart signature page to the Shareholders’ Representative Agreement as has been received at such time.

(b) At Closing Parent shall (i) pay by wire transfer to the Shareholders’ Account the Closing Payment Amount, and (ii) issue to each Person who was a holder of record of Company Shares immediately before the Effective Time (or, under the circumstances described in Section 2.08(d), the transferee of the Company Shares represented by such Company Stock Certificate) the number and type of (uncertificated) CVRs set forth opposite such holder’s name in Schedule A to the Shareholders’ Representative Agreement; provided however that no CVR shall be deemed to be issued to any Nontendering Shareholder unless and until such Nontendering Shareholder is entitled to Postclosing CVRs. The Closing Payment Amount shall be subject to subsequent Adjustment pursuant to Section 2.09 below.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Legal Requirements.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably satisfactory to Parent and the Shareholders’ Representative (together with an indemnity in form reasonably satisfactory to Parent and the Shareholders’ Representative against any claim that may be made against Parent or the Shareholders’ Representative or otherwise with respect to such certificate and, if required by Parent or the Shareholders’ Representative, the posting by such Person of a bond in such reasonable amount as Parent or the Shareholders’ Representative may direct to support such indemnity), the Shareholders’ Representative shall (subject to the other prerequisites described in Section 2.06(a)(iii) and Section 2.08(b)) pay out of the Shareholders’ Account in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(e) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration may (subject to the other prerequisites described in Section 2.06(a)(iii) and Section 2.08(b)) be paid and issued with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate representing such Company Shares is presented to Parent or the Shareholders’ Representative, accompanied by all documents reasonably required by Parent or the Shareholders’ Representative to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f) The Surviving Corporation or Parent shall bear and pay all charges and expenses incurred in connection with the exchange of the Company Shares.

(g) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger or this Agreement to or toward the Shareholders’ Account, such amounts as Parent or the Surviving Corporation are required to deduct and withhold under the Code with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Tax authority or other Governmental Entity by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, in respect of whom such deduction and withholding was made by Parent or the Surviving Corporation.

Section 2.09. Closing Payment Adjustment.

(a) Within 60 calendar days after the Closing Date, Parent or the Company shall prepare and deliver to the Shareholders’ Representative a statement (the “Closing Statement”) consisting of (i) an unaudited Closing Date Balance Sheet and (ii) a calculation of the amount of Non-Cash Working Capital (the “Closing Date Non-Cash Working Capital Amount”) as of the Closing Date, as reflected on the Closing Date Balance Sheet. The Closing Statement will be finalized (as finalized, the “Final Closing Statement”) by the parties in accordance with the procedures set forth in Section 2.09(c). If the Shareholders’ Representative does not object in writing to any item set forth on the Closing Statement by complying in full with Section 2.09(c), the Closing Statement shall be deemed to have been finalized by the parties as the Final Closing Statement and, as a result thereof shall be final, conclusive, and binding on each of the parties and shall become the Final Closing Statement for purposes of this Agreement. If the Shareholders’ Representative objects in writing to any item set forth on the Closing Statement as provided in Section 2.09(c), then the Final Closing Statement shall be determined in accordance with Section 2.09(c), and then shall be final, conclusive, and binding on each of the parties.

(b) Based on the Final Closing Statement, the Closing Payment Amount shall be adjusted on a dollar-for-dollar basis by the amount of the difference, if any, between

(i) the final Closing Date Non-Cash Working Capital Amount determined from the Final Closing Statement; and

(ii)

(A) the Target Non-Cash Working Capital Amount plus the amount, if any, by which (w) the Projected Non-Cash Net Working Capital Amount exceeded (x) the Target Non-Cash Net Working Capital Amount; or

(B) the Target Non-Cash Working Capital Amount minus the amount, if any, by which (y) the Target Non-Cash Working Capital Amount exceeded (z) the Projected Non-Cash Working Capital Amount

(the parties acknowledging that (ii)(A) and (B) are mutually exclusive) (the “Adjustment”). If the Adjustment is a negative amount, then the Closing Payment Amount shall be reduced by the absolute value of the Adjustment. If the Adjustment is a positive amount, the Closing Payment Amount shall be increased by the Adjustment. If the Adjustment results in a reduction to the Closing Payment Amount, the Shareholders’ Representative shall pay the amount of such reduction to the Closing Payment Amount to Parent by wire transfer of immediately available funds out of the Shareholders’ Account to an account designated by Parent within five Business Days after the date of approval of the Final Closing Statement. (To ensure that funds are available for any such payment, the Shareholders’ Representative shall retain in and not distribute out of the Shareholders’ Account at least $2,000,000 until the Final Closing Statement has been determined and any amounts owed to the Parent pursuant thereto have been paid, at which time such restriction shall expire.) If the Adjustment results in an increase in the Closing Payment Amount, Parent shall pay the amount of such increase to the Shareholders’ Account by wire transfer of immediately available funds within five Business Days after the date the Closing Statement is finalized. Any amount that is not paid when due in accordance with this Section 2.09(b) shall accrue interest at a per annum rate equal to the lesser of 5% or the highest rate permitted under Applicable Laws from the date of finalization of the Final Closing Statement until such amount and all interest accrued thereon is paid in full (with all payments being applied first to interest and then to any unpaid balance of the such amount). The parties agree that any amount paid pursuant to this Section 2.09(b) shall be deemed to be a reduction or an increase, as applicable, in the amount of the Closing Payment for all purposes.

(c) If the Shareholders’ Representative has any objections to the Closing Statement as prepared by Parent, then the Shareholders’ Representative must, within 30 calendar days after its receipt thereof, give written notice (the “Closing Statement Objection Notice”) to Parent specifying in reasonable detail such objections. With respect to any disputed amounts, the Shareholders’ Representative and Parent shall negotiate in good faith during the 30 calendar day period (the “Resolution Period”) after the date of Parent’s receipt of the Closing Statement Objection Notice to resolve any such disputes. If the Stockholders’ Representative and Parent are unable to resolve all such disputes within the Resolution Period, then either party may submit the disputes to the Kansas City, Missouri office of Grant Thornton LLP (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 30 calendar days after such engagement. If Grant Thornton LLP is unable or unwilling to serve as the Accountant, the Accountant shall be the Kansas City, Missouri office of an independent accounting firm, with no material relationship to any of the parties or their Affiliates, of national reputation selected promptly by agreement of the Shareholders’ Representative and Parent. In selecting Grant Thornton LLP (or such other firm as may be selected in accordance with the foregoing sentence) as the Accountant for purposes of this Agreement, the parties hereby waive any conflict or potential conflict arising from any services performed by such firm for the Shareholders’ Representative, the shareholders of Company before the Transactions, Parent, or any of their respective Affiliates. The Accountant shall act as an arbitrator to determine only those issues that remain in dispute and such determination shall be based solely on a review of the factual materials presented by the Shareholders’ Representative and Parent, either on their own initiative or at the specific request of the Accountant, and the applicable provisions of this Agreement. The determination of the Accountant shall be final, binding and conclusive on the parties, and the Closing Statement as adjusted by such determination shall be the Final Closing Statement. The fees and expenses of the Accountant shall be allocated by the Accountant between the Shareholders’ Account and Parent based on the aggregate percentage by which the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party.

Section 2.10. Company Stock Options.

The Company Board, by operation of existing agreements or by resolution, will take all requisite actions such that immediately before the Effective Time all outstanding Company Options not theretofore exercised shall be terminated and canceled without any payment or liability on the part of the Company.

Section 2.11. Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, any Company Share issued and outstanding immediately before the Effective Time held by a holder who is entitled to demand and properly demands appraisal of such Company Shares (the “Dissenting Shares”), pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”), shall not be converted into the right to receive the applicable Merger Consideration, but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Company or the Surviving Corporation. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the applicable Merger Consideration in accordance with Section 2.06(iii). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Company Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to control all negotiations and proceedings with respect to such demands. Before the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Parent and Merger Sub the representations and warranties set forth in all the respective sections of this Article III, which representations and warranties shall however be deemed qualified by disclosures set forth in the letter delivered by the Company to Parent immediately before the execution of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Company Disclosure Letter shall qualify only the corresponding section or subsection in this Article III and any other Sections where the applicability thereof is reasonably apparent from the face of such Company Disclosure Letter:

Section 3.01. Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) There are no Company Subsidiaries and never have been any.

(c) The Company has delivered to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company, as amended through the date of this Agreement (the “Company Charter Documents”). The Company has made available to Parent and its representatives true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting, including in each case a summary of any resolutions adopted by the Company Board) of all meetings of the stockholders, the Company Board and each committee of the Company Board held since January 1, 2004.

Section 3.02. Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 103,000,000 shares of common stock, par value $0.01 per share, and (ii) 81,665,642 shares of Preferred Stock, par value $0.01 per share, (A) 63,197,020 shares of which are designated Series B Preferred Stock, (B) 16,468,622 shares of which are designated Series A Preferred Stock, and (C) 2,000,000 shares of which are designated Series A-1 Preferred Stock. At the execution and delivery of this Agreement there are, and at the Effective Time there will be (excluding any shares issued pursuant to the exercise of outstanding Company Options), (i) 11,456,720 shares of Company common stock issued and outstanding (and 100,000 shares of Company common stock issued and held by the Company in its treasury), (ii) 63,197,019 shares of Company Series B Preferred Stock issued and outstanding, (iii) 16,468,618 shares of Company Series A Preferred Stock issued and outstanding, (iv) 2,000,000 shares of Company Series A-1 Preferred Stock issued and outstanding, (v) an aggregate of 12,500,000 shares of Company common stock reserved for issuance under the Company Equity Plans (of which 5,745,750 shares of Company common stock are subject to outstanding Company Options granted under the Company Equity Plans), (vi) no shares of Company common stock subject to outstanding Company Options granted other than under the Company Equity Plans, and (vii) no Company Shares subject to outstanding Warrants. All Company Shares, and Company Shares reserved for issuance upon exercise of the Company Options, have been duly authorized and are, or upon issuance in accordance with the terms of the Company Options will be, validly issued, fully paid, non-assessable and free of preemptive rights. Section 3.02(a) of the Company Disclosure Letter sets forth a correct and complete list, as of January 14, 2011, of the outstanding Company Options, the number of Company Shares underlying such Company Options and the holders, exercise prices and expiration dates thereof. Since January 1, 2009, the Company has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to the Company Options referred to above that are outstanding as of the date of this Agreement.

(b) There are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the issuance, sale, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any Company Shares or any capital stock of the Company. There are no bonds, debentures, notes or other indebtedness or liabilities of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company may vote.

Section 3.03. Authority; Non-contravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement and, subject to obtaining the approval of the holders of the Company Shares of the adoption of this Agreement and approval of the Transactions, to perform its obligations hereunder and consummate the Transactions as contemplated by Section 5.04 (including also the approval by the holders of at least 70% of the Company Series B Preferred Stock and the approval, by the requisite majority or supermajority, of the holders of each other respective class and series of Company Shares to the extent the approval of such class or series is required for such purpose by the DGCL or the Company Charter Documents) (the “Company Stockholder Approval”). The execution, delivery and performance by the Company of this Agreement and the CVR Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or any stockholder of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the CVR Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has, upon the terms and subject to the conditions set forth in this Agreement, duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the stockholders of the Company adopt this Agreement and approve the Transactions.

(c) Neither the execution and delivery of this Agreement nor the CVR Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.04 are made, (x) violate any Legal Requirement applicable to the Company or (y) violate or constitute a default under any Company Contract, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(d) The affirmative vote (or written consent) of the holders of a majority of the issued and outstanding Company Shares and at least 70% of the issued and outstanding Series B Preferred Stock in favor of the adoption of this Agreement and approval of the Transactions (collectively, the “Required Shareholder Consent”) are the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and approve the Transactions.

Section 3.04. Governmental Approvals.

Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the Transactions, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.05. Financial Statements.

(a) The financial statements of the Company for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, as previously delivered to Parent (the “Company Financial Statements”), have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(b) The Company has no liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which (i) would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (A) reflected or reserved against in the consolidated balance sheet for the period ended September 30, 2010 (including the notes thereto), (B) incurred pursuant to this Agreement or in connection with the Transactions, (C) incurred since September 30, 2010 in the ordinary course of business, or (D) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a cash expenditure or exposure in excess of $50,000, or (ii) that are not within subsection (i) but which have had, or would reasonably be expected to have, individually or in the aggregate, a cash expenditure or exposure in excess of $50,000.

(c) Since September 30, 2010, except for actions taken in connection with this Agreement and the Transactions, (i) the Company has conducted its businesses in all material respects in the ordinary course, and (ii) there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) all transactions are executed in accordance with management’s general or specific authorizations, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has, to the Knowledge of the Company, disclosed to the Company’s auditors and the audit committee of the Company Board (and has specified in the Company Disclosure Letter) (A) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

Section 3.06. Legal Proceedings.

As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding against or relating to the Company, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to result in a judgment against the Company in excess of $50,000 or have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.07. Compliance With Legal Requirements; Governmental Authorizations; FDA Laws.

(a) The Company is in compliance with all Legal Requirements applicable to the Company, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company holds all Governmental

Authorizations necessary for the lawful conduct of their respective businesses, and all such Governmental Authorizations are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with the terms of all Governmental Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) All facilities operated by the Company in connection with the operation of their businesses that are subject to the FDA have been operated in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and regulations and guidelines thereunder to the extent applicable, and all similar Legal Requirements applicable to the operation of the business and operations of the Company, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, all clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of current good clinical practice and all applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, 56 and 312 of the United States Code of Federal Regulations.

(d) To the Knowledge of the Company, none of Prism Pharmaceuticals, Inc., Merck Sharp & Dohme Corp., GlaxoSmithKline plc, Onyx Pharmaceuticals, Inc., H. Lundbeck A/S, Pfizer Inc., Neuron Systems Inc., or Cardioxyl Pharmaceuticals, Inc., nor any persons or entities Known to the Company to be their Affiliates, agents or contractors, has notified the Company of any significant adverse data or events (as to toxicology or otherwise) with respect to the program such company has with the Company, nor has any of them terminated, or discontinued work under, or expressed an intent to terminate, or to discontinue work under, the program such company has with the Company.

Section 3.08. Bank Accounts; Powers of Attorney.

Section 3.08 of the Company Disclosure Letter contains an accurate, correct and complete list of the names and addresses of all banks, commercial lending institutions and other financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto, and an accurate, correct and complete list of the names and addresses of all persons holding powers of attorney for the Company or for any officer or agent thereof.

Section 3.09. Tax Matters.

(a) (i) The Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company which has not been fully paid or adequately reserved in the Company Financial Statements; and (iv) to the Knowledge of the Company, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company, and no written notice thereof has been received.

(b) The Company is not a party to or bound by any material Tax allocation or sharing agreement.

(c) To the Knowledge of the Company, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person (other than the Company) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of any Legal Requirement), as a transferee or successor, by Contract, or otherwise.

(d) There are no liens for Taxes upon any material property or other material assets of the Company, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity, and to the Knowledge of the Company no Taxes so required have not been so paid.

(f) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) No material deduction by the Company in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(h) The Company has not been a party to a transaction governed in whole or part by Code Section 355.

(i) No position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Company. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

(j) The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) The Company has delivered or made available to Parent complete and accurate copies of all Tax Returns of the Company for each fiscal year since 2004.

Section 3.10. Employee Benefits and Labor Matters.

(a) Section 3.10(a) of the Company Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other material employee plan or agreement maintained by the Company and with respect to which the Company would reasonably be expected to have any material liability (each, a “Company Plan”). The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions of the material terms thereof), (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each material trust agreement and insurance or group annuity Contract relating to any Company Plan. To the Company’s Knowledge, each Company Plan maintained, contributed to or required to be contributed to by the Company has been administered in all material respects in accordance with its terms. To the Company’s Knowledge, the Company and all the Company Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. All Company Plans that constitute “employee pension plans” (as defined in Section 3(3) of ERISA) and are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received an opinion or determination letter from the IRS and are expressly identified as such in Section 3.10(a) of the Company Disclosure Letter. The Company has made available to Parent a correct and complete copy of the most recent opinion or determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. The Company has not contributed or been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) The Company does not have any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Company Plans, other than Company Pension Plans and other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Legal Requirement.

(c) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Company Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company or any employee or administrator thereof in connection with the existence, operation or administration of a Company Plan, other than routine claims for benefits.

(d) The Company is not a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

(e) Section 3.10(e) of the Company Disclosure Letter lists each material (i) stay or severance or bonus or employment agreement with directors, officers or employees of or consultants to the Company; or (ii) stay or severance or bonus program or policy of the Company with or relating to its employees.

(f) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company relating to the alleged violation by the Company (or its directors or officers) of any Legal Requirement pertaining to labor relations or employment matters. To the Company’s Knowledge, the Company has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board or any other Governmental Entity. There has been no complaint, claim or charge of discrimination filed or, to the Company’s Knowledge, threatened, against the Company with the Equal Employment Opportunity Commission or any other Governmental Entity.

(g) To the Company’s Knowledge, the employees of the Company who are located in the United States are authorized and have appropriate documentation to work in the United States. Section 3.10(g) of the Company Disclosure Letter sets forth an accurate and complete list of all employees of the Company who are not U.S. citizens or permanent residents. Each of the employees required to be listed on such schedule is authorized under applicable U.S. immigration laws to work in his or her current position for the Company. None of the employees required to be so listed requires authorization from any Governmental Authority to be employed in his or her current position by the Company.

(h) The Company has no employee stock purchase plan.

Section 3.11. Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to Parent correct and complete copies, of all Contracts (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been visibly redacted in compliance with the terms of each such Contract or with applicable Legal Requirements governing the sharing of information) to which the Company is a party as of the date of this Agreement (collectively, the “Company Contracts”):

(i) of the sort which, if the Company were a reporting company under the Exchange Act, would be required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that contain a covenant restricting the ability of the Company to compete in any business or with any Person or in any geographic area;

(iii) with any Affiliate of the Company;

(iv) which primarily relates to (A) the granting to the Company of any IP License in or to any Company Intellectual Property owned by a third party, with annual license fees of more than $50,000, or (B) the granting by the Company to a third party of any IP License in or to any Company Intellectual Property, with annual license fees of more than $50,000, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site;

(v) relating to any material joint venture, partnership or other similar arrangement involving co-investment, collaboration or partnering with a third party;

(vi) with a Governmental Entity (other than ordinary course Contracts with Governmental Entities as a customer);

(vii) pursuant to which any Indebtedness of the Company is outstanding or may be incurred or pursuant to which the Company has guaranteed any Indebtedness of any other Person (other than the Company and excluding Company trade payables arising in the ordinary course of business);

(viii) pursuant to which the Company or any other party thereto has continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company is currently engaged in research or development, including manufacture or supply services or Contracts with contract research organizations for clinical trials-related services; and

(ix) which are to any extent executory and relate to (A) the disposition or acquisition of any material assets or properties, other than dispositions or acquisitions in the ordinary course of business, or (B) any merger or other business combination transaction.

(b) Each Company Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect, and the Company has performed all obligations required to be performed by it before the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has (i) performed all obligations required to be performed by it before the date hereof under such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to result in finding of material breach thereof, and (ii) has not expressed to the Company an intention to repudiate, terminate or non-renew it.

(c) The Company has not received or enjoyed any benefit, inducement or incentive from any Governmental Entity which will, as a result of this Agreement or the Transactions or the reduction of or (should it occur) cessation of the Company’s business operations in the geographic area where they are currently conducted or the reduction in force of or (should it occur) the termination of all or substantially all Company employees, result in any clawback, recapture, recoupment, repayment obligation, penalty, Tax or other such liability.

Section 3.12. Environmental Matters.

(a) To the Knowledge of the Company, the Company is in compliance with (i) all applicable Legal Requirements concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on the date hereof (“Environmental Laws”), and (ii) any Governmental Authorizations required under applicable Environmental Laws for the current operations of the Company.

(b) To the Knowledge of the Company, there has been no violation of, and the Company has not received any written notice or report in the past six years regarding any actual or alleged violation of, any applicable Environmental Law or any liabilities arising under applicable Environmental Laws. The Company has delivered, or made available to Parent, copies of all environmental assessments, reports, audits, studies, analyses or tests possessed by, or reasonably available to, the Company pertaining to compliance with, or liability under, any Environmental Laws, in each case relating to the owned or leased real estate or other assets and properties of the Company.

(c) Section 3.12(c) of the Company Disclosure Letter lists, and the Company has delivered to Parent complete and accurate copies of all environmental reports or assessments, accessible by the Company, and, since the date of such reports or assessments, to the Knowledge of the Company, no facts or conditions have arisen or been discovered which would reasonably be expected to materially alter or modify such reports or assessments if they were to be updated.

Section 3.13. Intellectual Property.

(a) Section 3.13(a)(1) of the Company Disclosure Letter sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) Patents; (ii) registered Trademarks; (iii) registered Copyrights; (iv) internet domain registrations; (v) Trade Secrets; and (vi) Software (other than standard and duly licensed off-the-shelf Software), in each case owned or purported to be owned or licensed by the Company and used or held for use in the conduct of the business of the Company as of the date of this Agreement. The Company is the sole and exclusive assignee (or otherwise the sole and exclusive owner) of all of the Company Intellectual Property set forth in Section 3.13(a)(1) of the Company Disclosure Letter, except for in-licensed Intellectual Property set forth on such Section 3.13(a)(2) of the Company Disclosure Letter, all of which is licensed by the Company pursuant to valid and subsisting licenses under agreements of which, to the Knowledge of the Company, neither party is in breach, there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to the Company, and which neither party has terminated nor expressed an intent to do so. The name of each licensor and the date of the license agreement are set forth next to the respective item of in-licensed Intellectual Property on such Section 3.13(a)(2) of the Company Disclosure Letter.

(b) The Company owns or possesses appropriate licenses to all Company Intellectual Property. To the Knowledge of the Company, the Company has sufficient legal rights to use, sell or license all material Company Intellectual Property and products therefrom.

(c) All Trademark registrations, Patents issued and Copyright registrations owned by the Company and included in the Company Intellectual Property are subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other Intellectual Property registry, or the subject of any proceeding challenging their validity or enforceability.

(d) To the Knowledge of the Company, the conduct of the businesses of the Company does not and has not been alleged to infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of, or otherwise violate (and is not, as a practical matter, blocked by) any Intellectual Property rights of any third party; and the Company has not received any notice or other communication asserting any of the foregoing. No settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company is a party limit or restrict any rights of the Company in and to any Company Intellectual Property that is owned by the Company.

(e) The Company does not jointly own, or pursuant to a written agreement executed by Company, license or claim any right, title or interest, with any other Person any Intellectual Property. No third party has challenged or has threatened to challenge Company’s right, title or interest in, to or under the Intellectual Property in which the Company has (or purports to have) any right, title or interest, or the validity, enforceability or claim construction of any issued patents within Patent rights and any issued or pending trademarks within Trademark rights comprising such Intellectual Property, nor are there any facts known to the Company that the Company believes are reasonably likely to give rise to a conclusion of infringement, passing off, invalidity, unenforceability or narrowing of claim construction of such Intellectual Property.

(f) No Person has asserted or threatened a claim which would adversely affect the Company’s ownership rights to, or rights under, nor are there any facts known to the Company that the Company believes are reasonably likely to adversely affect the Company’s ownership rights to or under, (i) any of the Intellectual Property in which Company has any right, title or interest, or (ii) any contract, agreement, license or any other arrangement under which Company claims any right, title or interest under any Intellectual Property.

(g) To the Knowledge of the Company, (i) all Patent rights owned or exclusively licensed by Company have been prosecuted in good faith, (ii) there are no inventorship challenges to any such Patent rights, (iii) no interference has been declared or provoked relating to any such Patent rights, (iv) all issued patents within such Patent rights are valid and enforceable, and (v) all required maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any Patent have been paid in the correct entity status amounts, with respect to such Patent rights. Except for documents cited by a patent examiner or by the patent applicant in an information disclosure statement or documents to be filed in an information disclosure statement in pending applications, with respect to any Patent rights owned or exclusively licensed by Company, there does not exist any material fact known to the Company that the Company reasonably believes would (i) preclude the issuance of any patents from patent applications included in such Intellectual Property (with valid claims not materially narrower in scope than the claims as currently pending in those applications), (ii) render any patents included in such Patent rights invalid or unenforceable, or (iii) cause the claims of any patents included in such Patent rights to be narrowed.

(h) The Company has taken commercially reasonable steps and precautions to protect and maintain the confidentiality of all know-how underlying Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect the value of all such Trade Secrets.

(i) The Company has not granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under (i) any Intellectual Property in which the Company has any right, title or interest (or any tangible embodiment thereof), or (ii) any future Intellectual Property (or any tangible embodiment thereof) to be developed in the future from Intellectual Property in which the Company has any right, title or interest. The Company has not transferred any tangible embodiment that is the subject of Patent rights or Trade Secrets owned or exclusively licensed by Company without having the recipient thereof execute a written agreement regarding the non-transfer and non-use (other than research uses only) thereof. The Company has not disclosed any Patent rights or Trade Secrets owned or exclusively licensed by the Company to a third party without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use (other than research uses only) thereof, other than the disclosure of Patent rights disclosed after the filing thereof.

(j) There are no royalties, fees or other amounts payable by the Company to any Person by reason of the ownership (other than customary fees and amounts payable for filing, prosecuting and maintaining Patents, Trademarks and Copyrights), use, sale or disposition of Intellectual Property (or any tangible embodiment thereof), and there are no obligations to pay any such royalties, fees or other amounts that are currently payable or past due.

(k) To the Knowledge of the Company, no Intellectual Property owned or exclusively licensed by the Company has been infringed or misappropriated by any third party.

(l) The Company has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Intellectual Property.

(m) All current and former officers and employees of the Company have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been provided to Parent. To the Knowledge of the Company, all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement in the form provided to Parent regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons. No current or former employee or independent contractor of the Company is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company.

(n) To the Knowledge of the Company, the Intellectual Property owned or licensed-in by the Company collectively constitutes all of the Intellectual Property necessary to enable the Company to conduct its business as and where conducted before and as of the date of this Agreement and as and where the Company immediately before the Effective Time plans to conduct it thereafter and to make, use, offer for sale, sell, make improvements thereto or import those products and perform those services as and where currently contemplated by the Company as a part of its business.

Section 3.14. Assets.

The Company has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances. The Company owns or leases all tangible personal property used in or necessary to conduct its business as conducted and currently planned by the Company to be conducted by the Company. Each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned by the Company to be used by the Company and has been maintained in accordance with normal industry practice.

Section 3.15. Real Property.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which the Company has a leasehold (including finance leasehold) or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”). The Company has made available to Parent accurate and complete copies of all leases, finance leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property (each, a “Lease”). The transactions contemplated by this Agreement do not require the consent of any other party to such Leases, will not result in a breach or default under such Leases, and will not otherwise cause such Leases to cease to be legal, valid, binding and in full force and effect on identical terms following the Closing.

(c) The Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances. The Company complies and has always complied with all obligations applicable under all leases, finance leases and other Contracts granting a right in or relating to the Leased Real Property.

(d) The use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Legal Requirements and is not subject to “permitted non conforming” use or structure classifications. All buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Leased Real Property (collectively, the “Improvements”) are in compliance with all applicable Legal Requirements, including those pertaining to health and safety, zoning, building and the disabled. The Leased Real Property is supplied with utilities and other services necessary for the operation of the businesses of the Company or any Company Subsidiary and each parcel of Leased Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Real Property.

(e) No Person other than the Company is in possession of any portion of the Leased Real Property. The Company has not granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and the Company has not received notice of any claim of any Person to the contrary.

(f) To the Knowledge of the Company, the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and planned to be used by the Company and have been maintained in accordance with normal industry practice. The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as planned to be conducted by the Company.

Section 3.16. Insurance.

The Company’s policies or Contracts of insurance are listed on Section 3.16 of the Company Disclosure Letter, are in full force and effect and together constitute the insurance program of the Company. There is no material claim pending under any policies or Contracts of insurance maintained by the Company as to which coverage has been questioned, denied or disputed by the underwriters of such policies or Contracts. All premiums due and payable to date under all such policies and Contracts have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and Contracts.

Section 3.17. Certain Business Relationships with Affiliates.

From and after January 1, 2009 and before the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company is a party, of the sort which, if the Company were a reporting company under the Exchange Act, would be required heretofore or ultimately to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.18. Product Warranty.

Section 3.18 of the Company Disclosure Letter lists all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company in connection with any licenses, goods or services sold by the Company. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Section 3.18 of the Company Disclosure Letter. Each product manufactured, sold, licensed, leased or delivered by the Company at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Legal Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Company Financial Statements, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Company.

Section 3.19. Ordinary Course.

(a) The Company has at all times since January 1, 2009 conducted its business in the ordinary course of such business and not otherwise, and without limitation has not engaged in unusual efforts to accelerate the collection of accounts receivable or unusually delayed the payment of accounts payable or participated in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Company before the Closing, including sales of a product (i) with payment terms longer than terms customarily offered by the Company for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product, (iii) at a price that does not give effect to any general increase in the list price for such product publicly announced before the Closing Date, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by the Company for such product, (v) in a quantity greater than the reasonable resale requirement of the particular customer, (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer or (vii) accelerating the timing of any new releases for existing products.

(b) The Company has at all times maintained its books and records (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices, and has caused its consultants and counterparties to maintain books and records pertaining to Company matters (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices; and it and they have not destroyed any of such books and records except in accordance with document retention policies which (i) are in writing, (ii) have previously been delivered to Parent and (iii) are commercially reasonable.

Section 3.20. Brokers and Other Advisors.

Except for the reasonable fees and expenses of Canaccord Genuity, Inc. (to the extent of arrangements expressly disclosed in the Company Disclosure Letter, and excluding any incremental fees and expenses in connection with any fairness opinion), which will be paid by the Company if the Merger does not occur and by Parent if the Merger occurs, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company; and except for the reasonable fees and expenses of Canaccord Genuity, Inc. (to the extent of arrangements expressly disclosed in the Company Disclosure Letter, and excluding any incremental fees and expenses in connection with any fairness opinion) and the reasonable Transactions-related fees and expenses of Polsinelli Shughart PC and of the other attorneys and advisors of the Company set forth in Section 3.20 of the Company Disclosure Letter, which also will be paid by the Company if the Merger does not occur and by Parent if the Merger occurs (and if they have not been paid by the Company before the Effective Time), there are and will be no other Transaction Expenses.

Section 3.21. Section 203 of the DGCL Not Applicable; State Takeover Statutes.

The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Merger. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger. The Company does not have any “poison pill” or similar antitakeover device.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the Parent SEC Documents filed with or furnished to the SEC before the date of this Agreement (the “Filed Parent SEC Documents”) (it being understood that any matter set forth in such Filed Parent SEC Documents shall be deemed disclosed with respect to any Section of this Article IV to which the matter relates, to the extent the relevance of such matter to such Section is reasonably apparent):

Section 4.01. Organization and Standing.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) Parent has delivered to the Company (or made publicly available via EDGAR) complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Sub, in each case as amended through the date of this Agreement.

Section 4.02. Authority; Non-contravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to (as applicable) execute and deliver this Agreement and the CVR Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of (as applicable) this Agreement and the CVR Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub or any stockholders of Parent is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of (as applicable) this Agreement and the CVR Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the CVR Agreement by Parent, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained and the filings referred to in Section 4.04 are made, (x) violate any Legal Requirement of any Governmental Entity applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.

(c) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the Transactions.

Section 4.03. Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding shares of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.04. Governmental Approvals.

Except for (i) the filing with the SEC of a Form 8-K Current Report and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) any compliance with the “blue sky” laws of various states, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub, the execution, delivery and performance of the CVR Agreement by Parent or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.05. Parent SEC Documents; Financial Statements.

(a) Parent has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act, from and after January 1, 2008 (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or if amended or supplemented, as of the date of the last such amendment or supplement, and giving effect to any amendments or supplements thereto filed before the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Since September 30, 2010, except for publicly disclosed matters and actions taken in connection with this Agreement and the Transactions, (i) Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course, and (ii) there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and the Parent Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) to the Knowledge of Parent, has disclosed, based on its most recent evaluation of such disclosure controls and procedures before the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

Section 4.06. Legal Proceedings.

As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened Legal Proceeding against or relating to Parent or any Parent Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any Parent Subsidiary, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.07. Compliance With Legal Requirements.

Parent and the Parent Subsidiaries are in compliance with all Legal Requirements applicable to Parent or any Parent Subsidiary, as applicable, except for such non compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries hold all Governmental Authorizations necessary for the lawful conduct of their respective businesses, and all such Governmental Authorizations are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of all Governmental Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08. Available Funds.

Parent has, or will have, sufficient funds available to consummate the Transactions.

Section 4.09. Payment of Transactions Expenses After the Effective Time.

Parent shall pay, within 5 Business Days after written notice to Parent, all Transaction Expenses other than those which were paid by the Company before the Effective Time.

ARTICLE V

COVENANTS

Section 5.01. Interim Operations of the Company.

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except: (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned); (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter; or (iii) as expressly required by this Agreement, the Company shall (A) use its reasonable best efforts to (1) conduct its business in the ordinary course of business, (2) preserve intact its present business organization, (3) maintain satisfactory relations with and keep available the services of its current officers and other key employees and (4) preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and (B) not:

(1) amend the Company Charter Documents except as required by Section 6.02(f) below;

(2) split, combine, subdivide or reclassify any shares of its capital stock; declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock; provided however that on the morning of the Closing Date, before the Closing itself, the Company shall distribute to the Shareholders’ Account, an amount equal to all Company Cash on hand as of such day (the “Pre-Closing Consideration”);

(3) issue, sell, pledge, transfer, deliver, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, voting securities, phantom stock, phantom stock rights, stock based performance units or other securities that derive their value by reference to such capital stock or voting securities, other than the issuance of Company Shares upon the exercise of Company Options;

(4) transfer, lease or license to any third party, or subject to an Encumbrance (except for Permitted Encumbrances), any assets of the Company other than: (i) any license agreement with a third party with respect to rapid onset intravenous Clopidogrel, subject to the prior approval of Parent, which approval shall not be unreasonably withheld; (i) sales of inventory in the ordinary course of business; (ii) licenses, sales, or other provisions for the commercialization of technology in the ordinary course of business, including without limitation such agreements or provisions with or to Merck, Sharp and Dohme Corp., subject to the prior approval of Parent, which approval shall not be unreasonably withheld; and (iii) dispositions of obsolete assets;

(5) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any shares of its capital stock;

(6) acquire (whether pursuant to merger, stock or asset purchase or otherwise) or lease (i) any asset or assets, except for purchases of raw materials, equipment and supplies in the ordinary course of business, or (ii) any equity interests in any Person or any business or division of any Person (except for marketable securities acquired by the Company from time to time in connection with its normal cash management activities);

(7) incur, issue, repurchase, modify or assume any Indebtedness or guarantee any such Indebtedness;

(8) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) advances to employees in respect of travel and other expenses in the ordinary course of business, and (ii) investments made by the Company in marketable securities in connection with its normal cash management activities;

(9) (i) increase benefits under any Company Plan, except as required by applicable Legal Requirements, (ii) increase or otherwise change the method for funding or insuring benefits under any Company Plan, except as required by applicable Legal Requirements, (iii) (A) establish, adopt, enter into, amend or terminate any Company Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA or other any other arrangement that would be an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except as required by applicable Legal Requirements, or (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Company Plan that is not an employee benefit plan under ERISA or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan that is not an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except in the ordinary course of business or as required by applicable Legal Requirements (including, without limitation, Section 409A of the Code), (iv) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any Executive (other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof), (v) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any employee, except increases that are required by Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof, or normal annual increases in non-executives’ salaries taking effect in January of 2011, (vi) grant or pay any bonus of any kind or amount whatsoever to any current or former director or officer or any employee of the Company (other than pursuant to the non-discretionary provisions of Contracts in effect as of the date of this Agreement and employee bonuses for calendar year 2010 which the Company shall pay before Closing in accordance with Company’s 2010 Bonus Policy, and all of which shall be taken account of in calculations of Company Cash and working capital) or (vii) grant or pay any stay or severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company other than as required by applicable Legal Requirements, or pursuant to non-discretionary provisions of Contracts in effect as of November 1, 2010;

(10) settle or compromise any Legal Proceeding (whether or not commenced before the date of this Agreement), other than settlements or compromises of Legal Proceedings where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books therefor by more than $10,000, or for any Legal Proceeding for which the Company has not yet reserved, in an amount therefor that does not exceed $20,000;

(11) enter into any new, or amend or prematurely terminate any current, Company Contract or waive, release or assign any rights or claims under any Company Contract (except (i) in the ordinary course of business or (ii) where the failure to amend or terminate a Company Contract would, in the reasonable judgment of the Company Board, have a Company Material Adverse Effect);

(12) change any of its methods of accounting or accounting practices in any material respect, other than changes required by GAAP or Legal Requirements;

(13) make any material Tax election (except for elections made in the ordinary course of business);

(14) make any capital expenditures;

(15) adopt a plan of complete or partial liquidation or dissolution;

(16) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied on or before the Outside Date; or

(17) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time, and (ii) before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.02. Interim Operations of Parent.

(a) Parent agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except: (i) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned); or (ii) as expressly required by this Agreement, Parent shall and shall cause each Parent Subsidiary to (A) use its reasonable best efforts to conduct their businesses in the ordinary course of business or otherwise to an anticipated advantage, and (B) not:

(1) amend its certificate of incorporation;

(2) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock (except with respect to shares of the capital stock of a Parent Subsidiary that is directly or indirectly wholly owned by Parent);

(3) adopt a plan of complete or partial liquidation or dissolution;

(4) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied on or before the Outside Date; or

(5) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent’s operations, and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.03. No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.01 and the Effective Time, the Company shall not, and shall not authorize or permit the Company’s directors, officers, employees, investment bankers, attorneys and other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of an Acquisition Proposal; (ii) furnish to any Person any non-public information relating to the Company in response to or in connection with an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from furnishing, in the ordinary course of business, any non-public information to (A) any actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person to the extent necessary to facilitate any business dealings between the Company and such actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person that are unrelated to any Acquisition Proposal, or (B) a Governmental Entity); (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from making such Person aware of the restrictions of this Section 5.03 in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its Representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal); or (iv) approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, at any time before obtaining the Company Stockholder Approval, the Company may, directly or indirectly through its Representatives, (A) engage or participate in discussions or negotiations with any Person (and may engage or participate in discussions or negotiations with such Person’s Representatives and potential financing sources) that has made (after the date of this Agreement) an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and (B) furnish to any such Person described in clause (A) above (including to such Person’s Representatives and potential financing sources) any non public information relating to the Company and the Company Subsidiaries pursuant to a confidentiality agreement (whether executed before or after the date of this Agreement), the terms of which are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (provided that, for the avoidance of doubt, such confidentiality agreement is not required to contain standstill provisions); and provided further, that in the case of any action taken pursuant to clause (A) or clause (B) above, the Company Board shall first have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; and contemporaneously with furnishing any nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(b) Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any active discussions with any Person that relate to any Acquisition Proposal.

(c) Unless the Company Board shall first have determined in good faith (after consultation with its outside legal counsel) that the failure to take the following actions is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements, the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights; provided, however, that the expiration or termination of such agreement or provision of such agreement by its own terms shall not be considered to be a violation of the foregoing by the Company.

(d) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, the Company shall provide Parent a written notice specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal, and during the five day period following Parent’s receipt of such notice shall give Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall negotiate in good faith regarding the terms of possible revisions to the terms of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to solicit written consents in favor of adoption of this Agreement and approval of the Transactions shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal unless and until the Agreement has been terminated in accordance with Section 7.01, and (ii) the Company shall not submit to the vote (either by written consent action or at a meeting) of its stockholders any Acquisition Proposal, unless and until this Agreement is terminated in accordance with its terms.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Legal Requirement) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01.

(g) The terms of this Section 5.03 shall terminate and replace entirely the Exclusivity Letter from the Company to the Parent dated December 3, 2010.

Section 5.04. Solicitation of Written Consents.

The Company shall duly set the close of business on the date of this Agreement as the record date for the solicitation of written consents from the Company’s stockholders in favor of adoption of this Agreement and approval of the Transactions and performance of the Company’s obligations hereunder and consummation of the Transactions, and (ii) immediately thereafter conduct such solicitation and use its reasonable best efforts to obtain through such written consent action, Company Stockholder Approval. Such efforts shall include the full enforcement (by proxies/power of attorney consents and, if additionally necessary, by any other means) of all applicable contractual drag along rights.

Section 5.05. Filings; Other Action; Tax.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Legal Requirements with respect to the Transactions; and (ii) use its reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub shall promptly provide all information requested by any Governmental Entity in connection with the Transactions.

(b) Without limiting the generality of anything contained in Section 5.05(a) or Section 5.05(c), each party hereto shall (to the extent permitted by applicable Legal Requirements): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.05, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any antitrust law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date); except that Parent need do no such thing that would prevent it from achieving in substantial measure all of the benefits it intended to achieve via the Transactions.

(d) For avoidance of doubt, the parties recognize that Parent shall, upon issuance thereof, not register the CVRs under the Exchange Act, and Parent shall have no obligation under this Agreement or the CVR Agreement to ever list or include the CVRs, or any of them, on the Exchange or on any other securities exchange or quotation system.

Section 5.06. Access.

Upon reasonable advance written notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period before the Effective Time, to its books and records and, during such period, shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request (and the Company shall also, upon such request, provide such access to its facilities, personnel and contract parties); provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in its reasonable judgment would: (a) constitute, or result in any, disclosure (whether or not to a third party) of any of its Trade Secrets in such a way as would destroy their trade-secret status; (b) result in the disclosure of any Trade Secrets of third parties; (c) violate any of its obligations to third persons with respect to confidentiality; (d) jeopardize protections afforded it under the attorney-client privilege or the attorney work product doctrine; (e) violate any Legal Requirement; or (f) materially interfere with the conduct of its business. All information obtained by Parent or its Representatives pursuant to this Section 5.06 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement.

Section 5.07. Publicity.

Parent shall be free to issue press releases and make public statements and filings with respect to the Transactions. To the extent that either (a) the content of any proposed Company press releases and public statements would not be inconsistent with previously-issued Parent press releases, public statements and filings or (b) Parent has approved particular proposed Company press releases and public statements in advance and in writing (which approval shall not be unreasonably withheld), the Company shall be free to issue such press releases and make such public statements with respect to the Transactions, but the Company shall not otherwise issue any press releases or make any public statements with respect to the Transactions. Parent shall provide copies of press releases relating to the Transactions, as soon as reasonably practicable prior to the issue thereof, to the Company prior to the Effective Time, and to the Shareholders’ Representative, after the Effective Time.

Section 5.08. Employee Benefits.

(a) Unless “cause” patently appears, any termination of employment of Company employees within 30 days before or after the Closing Date shall be treated as a “termination without cause” or “benefits eligible termination” (or equivalent term) by the Company entitling such employees to full severance payments and benefits under the employment agreements listed on Section 5.08 of the Company Disclosure Letter, determined on the basis that such termination has occurred in connection with a change in control, as applicable to individual employees. Section 5.08 of the Company Disclosure Letter sets forth the amounts of the cash severance payments applicable as of the Effective Time to each employee covered by an employment agreement with the Company. (Inclusion on such schedule shall create no inference that such employee shall be terminated in connection with the Merger, or at all.) Before the Effective Time, the Company Board may in its sole discretion deliver letters to individual employees setting forth their severance payments and benefits upon termination of employment, on a basis consistent with this Section 5.08. Notwithstanding anything contained herein to the contrary, in no event shall any officer’s voluntary resignation as such (as contemplated by Article VI of this Agreement) affect such Person’s eligibility to receive the severance payments set forth on Section 5.08 of the Company Disclosure Letter or otherwise alter the classification of the termination of employment as contemplated under this Section 5.08.

(b) The Company shall as of immediately before the Effective Time terminate the Company’s 401(k) plan and take all customary ancillary actions in connection with such termination.

(c) This Section 5.08 shall survive the Effective Time and the consummation of the Merger. This Section 5.08 is intended to benefit, and may be enforced by, the employees or former employees entitled to the rights set forth hereunder and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.09. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect on the date of this Agreement between the Company and any Indemnified Party; (ii) any indemnification provision and any exculpation provision in favor of an Indemnified Party that is set forth in the certificate of incorporation or bylaws of the Company in effect as of the date of this Agreement and (iii) any other rights to indemnification now existing in favor of any Indemnified Party under any statute or any express written Contract. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) Without limiting the provisions of Section 5.09(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Leader against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to: (i) any action or omission or alleged action or omission in such Indemnified Leader’s capacity as a director, officer, employee or agent of the Company; or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time before the sixth anniversary of the Effective Time, any Indemnified Leader delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under this Section 5.09(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such Legal Proceeding, arbitration, investigation or inquiry: (A) any counsel retained by the Indemnified Leaders with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent; and (B) Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Legal Requirements. The Indemnified Leaders as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Leader determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Leaders. Notwithstanding anything to the contrary contained in this Section 5.09(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Leaders from all liability arising out of such Legal Proceeding, arbitration, investigation or inquiry.

(c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in successfully enforcing their indemnity rights and other rights provided in this Section 5.09.

(d) This Section 5.09 shall survive the Effective Time and the consummation of the Merger. This Section 5.09 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(e) Through the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, for the benefit of the Company’s directors and officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement (the “D&O Insurance Policy”), the current level and similar scope of directors’ and officers’ liability insurance coverage as set forth in the D&O Insurance Policy with a carrier selected by Parent; provided, however that in no event shall the Surviving Corporation be required pursuant to this Section 5.09(e) to expend in any one year an amount in excess of 100% of the annual premium currently payable by the Company with respect to such current D&O Insurance Policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with what Parent determines in good faith to be the most favorable coverage available for a cost equal to such amount. At any time before or forthwith after the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may (and at Parent’s direction shall) purchase a customary “tail” prepaid policy on the D&O Insurance Policy covering a period of six years from the Effective Time. In the event that the Company does purchase such a customary “tail” prepaid policy before the Effective time, Parent will cause the surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor its respective obligations thereunder, in lieu of all other obligations of Parent under the first sentence of this Section 5.09(e), for so long as such “tail” policy shall be maintained in full force and effect.

Section 5.10. Efforts to Satisfy Closing Conditions.

Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the conditions to the other party’s obligations to effect the Merger and the other Transactions to be satisfied. Each party hereto, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other Transactions contemplated by this Agreement.

Section 5.11. Shareholders’ Representative; Shareholders’ Account; Exhaustion of Obligations.

(a) There shall be a Shareholders’ Representative, who shall be the person(s) appointed as such in the Shareholders’ Representative Agreement, or such subsequent or other person as may be appointed in accordance with the Shareholders’ Representative Agreement, pursuant to which agreement the Shareholders’ Representative is or will be appointed as the agent and attorney-in-fact with respect to the matters set forth therein, including any matters relating to this Agreement and the Transactions. All payments of cash to be paid toward any shareholder or ex-shareholder of the Company pursuant to the Transactions, whether by the Company, Merger Sub, or Parent, or any of them, hereunder, including without limitation the Pre-Closing Consideration, the Merger Consideration, the Adjustment, or any payment pursuant to the CVR Agreement, shall be paid to the Shareholders’ Account. Parent hereby agrees to be bound by Section 1.1(e) of the Shareholders’ Representative Agreement, including without limitation the provision therein that any Dispute (as defined therein) with respect to the existence of a conflict of interest shall be resolved in accordance with Section 6.4 of the Shareholders’ Representative Agreement.

(b) For avoidance of doubt, and notwithstanding anything in this Agreement or any other agreement to the contrary: upon each such respective payment to the Shareholders’ Account, all obligations whatsoever of the Company, Escrow Agent, Merger Sub and/or Parent with respect such payment and the safeguarding, investment, allocation and/or distribution thereof shall be exhausted and shall cease; and the shareholders/ex-shareholders of the Company /holders of CVRs shall have no rights or remedies whatsoever against the Company, Escrow Agent, Merger Sub and/or Parent with respect to such payment, but instead must look solely and exclusively to any available rights or remedies (if any) they might have against the Shareholders’ Representative.

Section 5.12. Mutual Release of Claims and Waiver and Covenant Not To Sue

This Section 5.12 shall become effective upon, and only upon, the Effective Time. In consideration of the mutual releases and covenants contained hereunder, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged and agreed, Parent and Merger Sub, on the one hand, and the Company, on the other, each hereby release, relinquish and forever discharge and forgive the other, and their respective directors, officers, agents, employees, bankers, advisors, representatives, successors, and assigns (the “Released Parties”), from any and all wrongs, injuries, claims, or damages, direct or indirect, whether known or unknown and of any kind or nature, relating to or arising from (i) that certain Mutual Confidentiality Agreement entered into as of July 14, 2010 by and between Parent and the Company, (ii) that certain “Exclusivity Letter Agreement” entered into as of December 3, 2010 by and between Parent and the Company, (iii) that certain letter of intent agreement entered into as of December 3, 2010 by and between Parent and the Company Term Sheet, and (iv) the negotiation of such documents and this Agreement by and among by Parent, the Company, and the Released Parties the (“Underlying Causes”). Parent, Merger Sub, and the Company each hereby acknowledge that there may be unknown and unanticipated claims or damages arising out of the Underlying Causes and that, in making this release, they fully intend to release one another and the Released Parties from any claims or damages relating to the Underlying Causes of which the parties are not presently aware, and which are currently unknown and unanticipated, and which may develop or be discovered in the future. Parent, Merger Sub, and the Company each additionally hereby covenant and agree not to sue or bring other legal action against the other for any claims which have been released herein. Finally, and notwithstanding the foregoing, Parent, Merger Sub, and the Company hereby agree that nothing herein shall be construed as a release of those rights retained by any party hereto pursuant to other sections of this Agreement or as a release of claims for any future conduct that occurs after the Effective Time.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 6.01. Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each party to effect the Merger and the other Transactions shall be subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Legal Requirements:

(a) The Company Stockholder Approval shall have been obtained.

(b) No temporary, preliminary or permanent order or injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no Legal Prohibition shall have been enacted since the date of this Agreement and shall remain in effect.

Section 6.02. Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Each of the representations and warranties of the Company set forth in the Agreement (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except for such inaccuracies, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b) The covenants of the Company contained in the Agreement that are required to have been performed by the Company before the Effective Time shall have been performed in all material respects, and Parent shall have received a certificate of an executive officer of the Company to that effect and to the effect that Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(f), Section 6.02(g), Section 6.02(h) and Section 6.02(l) have been satisfied.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) All of those Company stockholders who, assuming full enforcement of all available contractual dragalong provisions, are or would have been required to vote or give a written consent in favor of adoption of this Agreement and approval of the Transactions, shall have given written consents in favor of adoption of this Agreement and approval of the Transactions constituting the Required Shareholder Consent.

(e) The Company shall have delivered to Parent each of the Company Stock Certificates, together with each of the properly completed and executed Transmittal Letters (and copies of properly completed and executed signature pages to the Shareholders’ Representative Agreement) for all holders of Company Shares who are not Nontendering Shareholders as of the Effective time.

(f) The Company shall have amended its certificate of incorporation to clarify (i) that the Merger shall be treated as a liquidation, (ii) that the Pre-Closing Consideration, and cash and CVR portions of the Total Merger Consideration and the payments under the CVRs shall be applied toward satisfaction of the liquidation preferences of the Company’s respective shares of preferred stock on an “actual-payout-over-time” basis, (iii) how the cash and CVR portions of the Total Merger Consideration shall be allocated among series and in what order, and (iv) that for liquidation-preference purposes dividends will cease to accrue as of the Effective Time. The Company and each participant in the MIP shall have amended the MIP to confirm and clarify that for MIP purposes the CVRs shall be valued on an “actual payout over time” basis, and that the MIP participants shall look solely to the Shareholders’ Account for payment of any and all MIP bonus pool amounts and that the Company and Parent shall have no obligation to make payments to such participants (or additional payments to the Shareholders’ Account (except possibly pursuant to Section 2.09 above) in respect thereof.

(g) The Company shall have satisfied all advance notice rights of holders of Company Preferred Stock pursuant to the Company Charter Documents, or all holders of Company Preferred Stock shall have expressly waived such advance notice rights in writing.

(h) The Company shall have delivered to Parent the resignations of each director and officer of the Company, as such, each effective as of the Effective Time, with such exceptions as Parent may designate in its sole discretion.

(i) The Company shall have obtained (and shall have delivered to Parent satisfactory evidence that it has obtained) consents or approvals from all parties in the absence of whose consent or approval the consummation of the Merger and the Transactions would violate or constitute a default under any Company Contract, except for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or the ability of Parent to enjoy the intended benefit of the Transactions, or prevent or materially delay consummation of the Transactions; and the Company shall have obtained, made or received all consents or approvals of, or filings, declarations or registrations with, any Governmental Entity necessary for the execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or the ability of Parent to enjoy the intended benefit of the Transactions, or prevent or materially delay consummation of the Transactions.

(j) Parent shall have received from the Company (i) a properly executed statement, dated as of the Effective Time, stating under penalties of perjury that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Parent, and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such verification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), if such is required.

(k) The Company shall have executed and delivered to Parent and Merger Sub the Certificate of Merger, in a form reasonably satisfactory to Parent.

(l) The Shareholders’ Representative Agreement shall have been executed and delivered by the Company, the Shareholders’ Representative, and the holder of at least one Company Share, and by Theron Odlaug and Allen Roberson in their individual capacities solely for the purpose of agreeing to Sections 2.4(c) and 4.2 thereof.

(m) Each executive employee of the Company before the Effective Time who shall thereafter remain an employee of the Company, shall have executed and delivered an employment agreement providing for the terms of such employment, including without limitation provisions for salary, benefits, severance, and change-of-control after the Effective Time, having format and content reasonably satisfactory to Parent, which approval shall not be unreasonably withheld.

(n) Escrow Agent and the Shareholders’ Representative shall have executed and delivered the Escrow Agreement in a form reasonably satisfactory to Parent.

Section 6.03. Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Parent shall have paid by wire transfer of immediately available funds to the Shareholders’ Account the Closing Payment Amount.

(b) Each of the representations and warranties of Parent and Merger Sub set forth in the Agreement (without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except for such inaccuracies, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of an executive officer of Parent to that effect.

(c) The covenants of Parent and Merger Sub contained in the Agreement that are required to have been performed by Parent and Merger Sub before the Effective Time shall have been performed in all material respects, and the Company shall have received a certificate of an executive officer of Parent to that effect and to the effect that Section 6.03(f) has been satisfied.

(d) Parent shall have executed and delivered the Escrow Agreement in a form reasonably satisfactory to Escrow Agent and the Shareholders’ Representative.

(e) The Company (or Parent on behalf of the Company) shall have executed and delivered to each respective executive employee of the Company before the Effective Time who shall thereafter remain an employee of the Company, an employment agreement providing for the terms of such employment, including without limitation provisions for salary, benefits, severance, and change-of-control after the Effective Time, having format and content reasonably satisfactory to such executive employees, which approval shall not be unreasonably withheld.

(f) Since the date of this Agreement, there shall not have occurred and be continuing any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04. Estoppel.

Notwithstanding anything to the contrary contained herein, no party whose failure to take any action required to fulfill or satisfy any of the conditions set forth in this Article VI may claim failure of such condition as grounds for termination pursuant to Article VII of this Agreement.

ARTICLE VII

TERMINATION

Section 7.01. Termination.

This Agreement may be terminated and the Merger may be abandoned (before or after the obtaining of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent at any time before the Effective Time;

(b) by either Parent or the Company if, as of the day that is 30 calendar days after the day on which this Agreement is executed by the last to sign of Parent, Merger Sub, and the Company (the “Outside Date”), the Company Stockholder Approval shall not have been obtained (provided, that the Company may not so terminate if the reason the Company Stockholder Approval was not so obtained was the Company’s failure to perform one or more of its covenants and agreements hereunder, including under Section 5.04, or a major shareholder’s breach of contractual obligations);

(c) by Parent or the Company at any time after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party where the failure of such party (or any Affiliate or Representative of such party) to fulfill any obligation under this Agreement, other than the failure to obtain the Company Stockholder Approval (which shall be governed by Section 7.01(b)), has resulted in the failure of the Effective Time to have occurred on or before the Outside Date);

(d) by Parent or the Company if there shall be any Legal Prohibition in effect preventing the consummation of the Merger and which Legal Prohibition, following written notice thereof from the Company to Parent or vice versa, is not cured, or is incapable of being cured, on or before the Outside Date.; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.01(d) if the existence of the Legal Prohibition is attributable to the failure of such party (or any Affiliate or Representative of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate or Representative of such party) at or before the Effective Time, and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used its reasonable best efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect as soon as possible and in any event by the Outside Date;

(e) by Parent or the Company if after completion of the Section 5.03(d) process the Company Board authorizes and directs the Company, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal, subject to Section 7.03 below;

(f) by Parent at any time before the Effective Time if: (i) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any Company Material Adverse Effect or other materiality qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (ii) the Company shall have, in any material respect, breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach or failure (in each case under clauses (i) and (ii)), following written notice thereof from Parent to the Company, is not cured, or is incapable of being cured, on or before the Outside Date; or

(g) by the Company at any time before the Effective Time if: (i) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any Parent Material Adverse Effect or other materiality qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of Parent or Merger Sub to perform their obligations under this Agreement; or (ii) Parent or Merger Sub shall have, in any material respect, breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which breach or failure (in each case under clauses (i) and (ii)), following written notice thereof from the Company to Parent, is not cured, or is incapable of being cured, on or before the Outside Date.

Section 7.02. Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that: (a) Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability or damage that was the result of fraud or the breach of any representation, warranty or covenant contained in this Agreement before the date of such termination.

Section 7.03. Termination Fee.

(a) If this Agreement is validly terminated by Parent or the Company pursuant to Section 7.01(e), then, within 2 Business Days after such termination, the Company shall pay to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee.

(b) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(c) In circumstances under which the Termination Fee is payable and has been paid, Parent and Merger Sub agree that, to the extent they have incurred losses or damages in connection with this Agreement other than as a result of fraud or intentional misconduct, their sole and exclusive remedy against the Company and any of its directors, officers, Affiliates or Representatives, and the Shareholders’ Representative, for any breach, loss, or damage shall be to receive payment of the Termination Fee to the extent provided in this Section 7.03 and (ii) upon payment in full of such amount, (y) neither Parent nor Merger Sub shall have any other rights or claims or seek damages against the Company or any of its directors, officers, Affiliates or Representatives, or the Shareholders’ Representative, under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, other than as a result of fraud or intentional misconduct and (z) neither the Company nor any of its directors, officers, Affiliates or Representatives, nor the Shareholders’ Representative, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, other than as a result of fraud or intentional misconduct.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Amendment.

This Agreement may be amended with the written approval of the respective parties at any time before the Effective Time; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company, without such further approval.

Section 8.02. Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.03. Entire Agreement; Counterparts.

This Agreement, the CVR Agreement, the other agreements referred to herein, and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.04. Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the Legal Requirements of the State of Delaware applicable to agreements made and to be performed solely therein. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.04(b).

Section 8.05. Payment of Expenses.

If the Merger is not consummated, each party hereto shall pay its own expenses incident to this Agreement and preparing for, and otherwise in connection with, the Transactions. Nothing contained in this Agreement shall be deemed to limit the right or ability of any party to this Agreement to pay such expenses, as and when due and payable.

Section 8.06. Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 8.07. Assignability; No Third Party Rights.

Before the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of a Legal Requirement or otherwise, by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained herein to the contrary, Parent shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the Person formed by such consolidation or into which Parent is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety shall expressly assume (or assumes by operation of law) (a) payment (if and to the extent required) of all amounts that may become payable under the CVR Agreement and (b) the performance of every duty and covenant of the CVR Agreement on the part of Parent to be performed or observed; provided, further, Parent shall remain jointly and severally liable for the foregoing obligations after the date of such transfer, lease or similar transaction. Except (i) for the rights of holders of Company Stock to receive payment in accordance with Article II after the Effective Time, and (ii) as set forth in Section 5.08 and Section 5.09, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. To the extent permitted by applicable Legal Requirements, it is expressly agreed that in no event shall any former stockholders of the Company (as opposed to the Shareholders’ Representative) or any holders of CVRs (as opposed to the Shareholders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding based on or arising out of this Agreement or the CVR Agreement.

Section 8.08. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), upon receipt of proof of delivery; (c) if sent by email before 5:00 p.m. California time, when transmitted; (d) if sent by email after 5:00 p.m. California time, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Ligand Pharmaceuticals Incorporated

11085 North Torrey Pines Road

Suite 300

La Jolla, CA 92037

Attention: Charles Berkman

Email: cberkman@ligand.com

with a copy to:

Stradling Yocca Carlson & Rauth

4365 Executive Drive, Suite 1500

San Diego, CA 92121

Attention: Hayden Trubitt, Esq.

Email: htrubitt@sycr.com

if to the Company:

CyDex Pharmaceuticals, Inc.

10513 W. 84th Terrace

Lenexa, KS 66214

Attention: Theron E. Odlaug

Email: todlaug@cydexpharma.com

with a copy to:

Polsinelli Shughart PC

700 W. 47th Street, Suite 1000

Kansas City, MO 64112

Attention: Kevin R. Sweeney, Esq.

Email: krsweeney@polsinelli.com

if to Shareholders’ Representative:

Allen K. Roberson

c/o CyDex Pharmaceuticals, Inc.

10513 W. 84th Terrace Lenexa, KS 66214

Email: aroberson@cydexpharma.com

and

David Poltack

c/o TVM Capital

101 Arch Street

Suite 1950

Boston, MA 02110

Email: poltack@tvm-capital.com

with a copy to:

Polsinelli Shughart PC

700 W. 47th Street, Suite 1000

Kansas City, MO 64112

Attention: Kevin R. Sweeney, Esq.

Email: krsweeney@polsinelli.com

Section 8.09. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.10. Obligation of Parent.

Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and (after the Effective Time) the Surviving Corporation under this Agreement and the CVR Agreement.

Section 8.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity. Each party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

Section 8.12. Remedies.

All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 8.13. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections” and “Exhibits” are intended to refer to Articles, Sections or Exhibits to this Agreement, as the case may be.

(e) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(f) Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(g) The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.14. Further Action.

The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect and to more perfectly evidence the Merger and the Transactions, including, but not limited to, making filings, recordings or publications required under the DGCL. Without limitation, if at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the officers of the Surviving Entity are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John L. Higgins
Name: Title:	John L. Higgins President and Chief Executive Officer

CAYMUS ACQUISITION, INC.

By:	/s/ John L. Higgins
Name: Title:	John L. Higgins President and Chief Executive Officer

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Theron Odlaug
Name: Title:	Theron Odlaug President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A: CVR Agreement

EXHIBIT B: Shareholders’ Representative Agreement

A-1